Exhibit 5.02(1)

Charter of the Audit Committee
of
China Marine Food Group Limited

There shall be a committee of the Board of Directors known as the Audit Committee (the “Committee”). Only independent directors may serve on the Audit Committee. The Committee shall have at least three members and at least one member of the Committee shall have an accounting background or related financial expertise. The primary function of the Committee shall be to assist the Board of Directors in fulfilling its oversight role regarding the Company’s financial reporting process, its system of internal control and its compliance with applicable laws, regulations and company policies. Activities of the Committee are as follows:

Continuous Activities – General

1.	Provide an open avenue of communication between the independent auditors, internal auditors and the Board of Directors.

2.	Meet at least four times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

3.	Confirm and ensure the independence of the independent auditors and the objectivity of the internal auditors.

4.
Inquire of management, the independent auditors and the Chief Financial Officer (the “CFO”) about significant risks or exposures, and assess the steps management has taken to minimize such risks to the Company.

5.
Meet periodically with the independent auditors, the CFO, the internal auditor and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Committee.

6.	Report periodically to the Board of Directors on significant results of the foregoing activities.

7.	Instruct the independent auditors that the Board of Directors, as the stockholders’ representative, is the auditors’ client.

Continuous Activities - Reporting Specific Policies

1.	Advise financial management and the independent auditors that they are expected to provide a timely analysis of significant current financial reporting issues and practices.

2.
Provide a medium for financial  management and the independent auditors to discuss with the Committee their qualitative judgments about the appropriateness, not just the acceptability, of accounting principles and financial disclosure practices used or proposed to be adopted by the Company and, particularly, about the degree of aggressiveness or conservatism of its accounting principles and underlying estimates.

3.	Determine, as it relates to new transactions or events, the auditors’ reasoning for the appropriateness of the accounting principles and disclosure practices adopted by management.

4.	Assure that the independent auditors’ reasoning is described in determining the appropriateness of changes in accounting principles and disclosure practices.

5.	Assure that the independent auditors’ reasoning is described in accepting or questioning significant estimates by management.

6.	Review and approve with the majority of the votes the related party transactions to ensure that the transactions are fair as to the corporation as of the time it is approved.

Scheduled Activities

1.	Recommend the selection of the independent auditors for approval by the Board of Directors, and approve the compensation of the independent auditors.

2.
Consider, in consultation with the independent auditors and the CFO, the audit scope and plan of the independent auditors and the internal auditors to assure completeness of coverage, reduction of redundant efforts and the effective use of audit resources.

3.	Review with management and the independent auditors the results of annual audits and related comments in consultation with other committees as deemed appropriate, including:

a.	The annual financial statements, accompanying footnotes and the independent auditors’ report thereon.

b.	Any significant changes required in the independent auditors’ audit plans.

c.	Any difficulties or disputes with management encountered during the course of the audit.

d.	Other matters related to the conduct of the audit, which are to be communicated to the Committee under generally accepted auditing standards.

4.	Consider and review with the management the Board and the CFO:

a.	Significant internal audit findings during the year and management’s responses to them.

b.	Any difficulties encountered in the course of internal audit work, including any restrictions on the scope of activities or access to required information.

c.	Any changes required in the planned scope of the internal audit plan.

d.	The internal audit department charter, budget and staffing.

5.	Review the interim financial reports with management, the independent auditors and the CFO before those interim reports are released to the public or filed with the SEC.

6.	Review the results of the annual audits of directors’ and officers’ expense accounts, and management perquisites prepared by the internal audit department and the independent auditors, respectively

7.	Consider and review with the independent auditors and the CFO:

a.	The adequacy of the Company’s internal controls, including computerized information system controls and security.

b.	Related findings and recommendations of the independent auditors and internal audit department, together with management’s responses.

8.	Review annually with the independent auditors and the CFO the results of the monitoring of compliance with the Company’s code of conduct.

9.	Describe in the Company’s annual report the Committee’s composition and responsibilities, and how they were discharged.

10.	Arrange for the independent auditors to be available to the Board of Directors at least annually.

11.	Review and update the Committee’s Charter annually.

When Necessary Activities

1.	Review and concur with the appointment of the CFO.

2.
Review and approve requests for any management consulting engagement to be performed by the independent auditors, and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter.

3.	Review periodically with legal counsel any regulatory matters that may have a material impact on the Company financial statements, compliance policies and programs.

4.
Conduct or authorize investigations into any matters within the Committee’s scope of responsibilities; the Committee shall be empowered to retain independent counsel and other professionals to assist in conducting any investigation.

Meetings

The Committee shall meet either in person or telephonically at least twice per year at a time and place determined by the Chairperson of the Committee, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed appropriate or desirable by the Chairperson of the Committee.  It is expected that Committee members shall be present at all Committee meetings.  The Committee Chairperson may call a Committee meeting upon due notice of each other Committee member at least forty eight (48) hours prior to the meeting.  Attendance by a Committee member at any meeting called on less than 48 hours' notice shall be deemed a waiver of notice unless such attendance is for the sole purpose of contesting the validity of such meeting.  Members of senior management or others may attend meetings of the Committee at the invitation of the Chairperson of the Committee and shall provide pertinent information as necessary.  The Chairperson of the Committee shall set the agenda of each meeting and arrange for the distribution of the agenda, together with supporting material, to the Committee members prior to each meeting.  The Chairperson of the Committee will also cause minutes of each meeting to be prepared and circulated to the Committee members. The Committee may designate a non voting Secretary or Acting Secretary for the Committee, who shall assist in the administration of meetings and prepare the minutes of such meeting as requested by the Committee.

A majority of the members of the Committee shall constitute a quorum for all purposes.  The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings and voting requirements as are applicable to the Board.  The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (i) any provision of this Charter; (ii) any provision of the By laws or Certificate of Incorporation of the Company; or (iii) the laws of the state of Nevada.

Authority to Engage Advisors

The Committee shall have the resources and authority necessary to retain and approve the fees of legal and other advisors, including consultants, as it deems necessary for the fulfillment of its responsibilities.  Any communication between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications.

Adopted: June 18, 2009